EX-99(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” in the Combined Prospectus/Proxy Statement and to the incorporation by reference in the Statement of Additional Information to our report dated October 27, 2011, with respect to the financial statements and financial highlights of Jacob Small Cap Growth Fund, a series of shares of Jacob Funds Inc., in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
October 3, 2012